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                                                                    EXHIBIT 22.1

                      SUBSIDIARIES OF THE REGISTRANT

     As of September 2, 1995, the Company's subsidiaries, all wholly-owned and incorporated in California (except where noted otherwise) are:

     Grocers Equipment Co.
     Grocers and Merchants Insurance Service, Inc.
  (1)Grocers Capital Company
     Springfield Insurance Company Limited (incorporated in Bermuda) Grocers Specialty Company
  (2)Grocers Development Center, Inc.
     Grocers and Merchants Management Company
     Preferred Public Storage Company
     Crown Grocers, Inc.
     Grocers General Merchandise Company
  (3)Springfield Insurance Company
  (4)Hawaiian Grocery Stores Limited (incorporated in Hawaii)
  (5)Kauai Tobacco, Inc. (incorporated in Hawaii)

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(1) Outstanding capital shares are owned by Grocers Equipment Co. (67.63%)
    and the Registrant (32.37%).
(2) Outstanding capital shares are owned by Grocers Equipment Co.
(3) Outstanding capital shares are owned by Grocers and Merchants Insurance Services, Inc.
(4) Outstanding capital shares are owned by Grocers Specialty Company.
(5) Outstanding capital shares are owned by Hawaiian Grocery Stores Limited.